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Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry (212) 273-5746 SVP—Chief Financial Officer
Contact:	Cara O'Brien/Athan Dounis Press: Stephanie Sampiere (212) 850-5600 FD Morgen-Walke

Duane Reade Inc. Provides Updated Second Quarter Guidance

New York, New York, July 2, 2003—Duane Reade Inc. (NYSE: DRD) today provided updated sales and earnings guidance for the second quarter ended June 28, 2003.

Net sales for the second quarter were $355.2 million, below the Company's sales expectations due to an unusually wet and cold spring selling season and sustained weakness in the economy. Same-store sales for the quarter increased 3.1% with pharmacy same-store sales increasing by 8.0% and front-end same-store sales declining by 0.4%.

The Company currently anticipates that second quarter net income will range between $0.20 and $0.21 per diluted share, excluding an additional tax provision of approximately $1.0 million, or $0.04 per diluted share, representing the impact of previously announced New York State tax legislation passed in May with retroactive application to January 1, 2003. In addition, recent New York State tax rulings may require the Company to provide reserves for periods prior to 2003. However, such reserves are not expected to exceed $5.0 million or to have any short term cash flow impact due to applicable prior period carry forward losses. The projected effective tax rate for the balance of the year is estimated at 44%. This updated earnings guidance for the quarter also includes litigation related expenses of approximately $0.02 per diluted share associated with the World Trade Center business interruption insurance claim.

The Company is scheduled to report full second quarter results on Thursday July 24, 2003 and will hold a conference call the same day to discuss the financial results and the outlook for the balance of the year. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade web site at www.duanereade.com.

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photofinishing. As of June 28, 2003, the Company operated 236 stores. Duane Reade maintains a web site at http://www.duanereade.com.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1